Exhibit 15
October 30, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated October 30, 2009 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three and nine month periods ended September 30, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 is incorporated by reference in the Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, and 333-155291) of Nabors Industries Ltd., on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-136797-01) of Nabors Industries Ltd. and Nabors Industries, Inc.
Very truly yours,
/s/ PricewaterhouseCoopers LLP